Exhibit 4.15

Agreement of Establishment of Leaseholder Right

The Sum of eight hundred and sixty four million won (\864,000,000)

Establisher of leaseholder right has surely received the lease deposit expressed above this day, executed this Agreement of Establishment of Leaseholder Right for the   the priority Leaseholder Right over the following real estate owned by it for the purpose of use and benefit of the leaseholder and agrees to the following provisions:

Article 1 Object of leaseholder right shall be the entire area of the 6th,7th floor and 220.585 ㎡ of the southeast side of the 8th floor of the real estate expressed at the end of this agreement.

Article 2 The leaseholder shall not use this real estate for other purposes than business.

Article 3 Due date to return the lease deposit shall be Nov. 30, 2009.

Article 4 Duration of the leaseholder right shall be from Dec. 1, 2007 to Nov. 30, 2009.

Article 5. The leaseholder shall keep original state of the leased property and conduct repair for normal management.

Article 6 In the event that the leaseholder has changed original state of the leased property without approval of the establisher of leaseholder’s right and its value has been remarkably decreased, the establisher of leaseholder’s right may request cancellation of the leaseholder right.

Article 7 If the leaseholder has changed the original state of the leased property for the purpose of use and benefit, it shall restore it to the original state and deliver it to the establisher of leaseholder upon the expiration of the duration of the leaseholder’s right and if there is any damage on the leased property, it shall indemnify.

In Witness Whereof, both parties hereto have signed and caused the change agreement to be executed.

Dec. 1, 2007

Establisher of Leaseholder Right	Han Jeong-hee
(480730-1010116) (Seal)
#117-301, Hyundai APT, 434, Apgujeong-dong, Kangnam-gu Seoul

Leaseholder	WEBZEN Inc.
(110111-1955694)
467-6, Dogok-dong, Kangnam-gu, Seoul
Kim Nam-ju/ Representative Director (Seal)

(Indication of Real Estate)

1675-1/1675-2, Seocho-dong, Seocho-gu, Seoul
8th Floor Office, Reinforced Concrete Roof
1st Fl. 552. 83㎡,	2nd Fl. 522. 04㎡,
3rd Fl. 389.36㎡	4th Fl. 389.36㎡
5th Fl. 389.36㎡	6th Fl. 389.36㎡
7th Fl. 389.36㎡,	8th Fl. 389.36㎡,
1st underground Fl. 949.64㎡, 2nd underground Fl. 858.98㎡,
3rd underground Fl. 397.42㎡

Uses of each floor
3rd underground Fl.: Parking Lot 397.42㎡, 2nd underground Fl.: Parking Lot 452.64 ㎡, Electrical Machine Room 406.34㎡, 1st underground Fl.: Parking Lot 42.24㎡

Neighboring Living Facility: 907.40 ㎡
1st Fl.: Parking Lot: 40.95㎡	Bank: 511.88 ㎡
2nd Fl.: Bank	3rd – 8th Fl.: Office.

Unified Form of Seoul District Jurisdictional Scrivener Association